Exhibit 21.1
LIST OF REGISTRANT’S SUBSIDIARIES
Tejas Securities Group Holding Company, a Texas corporation
Tejas Securities Group, Inc., a Texas corporation
TSBGP, LLC., a Texas limited liability company
TI Building Partnership, LP., a Texas limited partnership